As filed with the Securities and Exchange Commission on March   , 2001
                           Commission File Number

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               FORM SB-2
                        REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                          Pure Steel Custom Cycles, Inc.

ARIZONA                                             86-0788909
(State or other    (Primary Standard Industrial   (I.R.S. Employer)
jurisdictions       Classification Code Number) Identification number)
of incorporation
or organization)

                       4010 Grand Avenue, Suite 16
                          Phoenix, Arizona 85019
                        Telephone:   602-841-2000
     (Address and telephone number of registrant's principal executive offices and principal place of business.)

                            Glenford F. Griffin
                       4010 Grand Avenue, Suite 16
                          Phoenix, Arizona 85019
                        Telephone:   602-841-2000
        (Name, address and telephone number of agent for service.)

                                with copies to:
                                Jody M. Walker
                                Attorney At Law
                             7841 South Garfield Way
                            Littleton, Colorado 80122
                            Telephone: 303-850-7637
                            Facsimile: 303-220-9902

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box:   |x|

                       CALCULATION OF REGISTRATION FEE
Title of each                        Proposed          Proposed      Amount of
class of             Amount to be    offering         aggregate    registration
securities            registered      price          offering price     fee

Common stock         $2,000,000       $1.00             $2,000,000      $556.00
Common stock(1)         470,500       $1.00                470,500      $130.80
                     ----------                         ----------      -------
                     $2,470,500                         $2,470,500      $686 80

(1)To be registered on behalf of selling shareholders.
The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                PRELIMINARY PROSPECTUS DATED MARCH 21, 2001
                        SUBJECT TO COMPLETION


                 Up to a maximum of 2,000,000 common shares
                        at $1.00 per common share
                  470,500 on behalf of selling shareholders


                      PURE STEEL CUSTOM CYCLES, INC.

We shall receive $1,765,222 of the proceeds from the sale of the common shares after paying the selected broker dealer discounts, if any and commissions of $200,000 and before expenses estimated at $34,778.

The offering is on a self-underwritten basis with no minimum offering amount. We have made no escrow arrangements for any funds received.

We will pay the $200,000 commission fee only if we engage a broker-dealer.


This is our initial public offering, and no public market currently exists for our shares.

The offering terminates on December 31, 2001.

Consider carefully the risk factors beginning on page 6 in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities
or passed upon the adequacy or accuracy of the prospectus.   Any
representation to the contrary is a criminal offense.


The information in this prospectus is not complete and we may change
it.   We may not sell these securities until the registration
statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                  5
RISK FACTORS                                        6
   -  Sales may not meet our expectations
   -  We rely on a single line of products
   -  The cost of our motorcycles may deter sales
   -  We may have to raise additional financing
   -  We rely on a few large customers
   -  We have a limited manufacturing history
   -  We may experience potential recalls and
         product liability
   -  There will be less due diligence done by
         third parties
   -  We will be less likely to sell the common
         shares
   -  There is no minimum offering amount and no
         escrow account in this offering
   -  There is no market for our common stock
   -  The selling shareholders may have liability
         because of their status as underwriters
AVAILABLE INFORMATION                               8
TERMS OF THE OFFERING                               9
SOURCE AND USE OF PROCEEDS                         10
DILUTION                                           10
PURE STEEL                                         11
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                          18
     Trends and Uncertainties
     Capital and Source of Liquidity
     Results of Operations
MANAGEMENT                                         19
      Officers and Directors
      Remuneration
      Indemnification
CERTAIN TRANSACTIONS                               21
PRINCIPAL SHAREHOLDERS                             21
SHARES ELIGIBLE FOR FUTURE SALE                    21
MARKET FOR REGISTRANT'S COMMON EQUITY              22
DESCRIPTION OF SECURITIES                          23
LEGAL MATTERS                                      23
LEGAL PROCEEDINGS                                  24
EXPERTS                                            24
INTERESTS OF NAMED EXPERTS AND COUNSEL             24
ADDITIONAL INFORMATION                             24

                        PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to
you.   For a more complete understanding of this offering, we
encourage you to read this entire document and the documents we have referred you to.

Pure Steel.    Pure Steel designs, develops and manufactures hand
crafted custom motorcycles for the high-end premium motorcycle market.



Principal Executive Offices              4010 Grand Avenue, Suite 16
                                         Phoenix, Arizona 85019
                                         Telephone:   602-841-2000

The Offering.                            Pure Steel is offering
                                         up to 2,000,000 common
                                         shares at $1.00 per
                                         common share.   There is
                                         no minimum investment and
                                         no minimum offering amount

                                         You will not get your money
                                         back, even if we raise
                                         insufficient capital to
                                         accomplish our business plan.

                                         We are not engaging underwriters
                                         to sell the offering

Common shares outstanding
prior to this offering                   5,770,500

Percent of common shares owned by
current shareholders after maximum
offering                                 92.85%

Gross proceeds after maximum offering    $2,000,000

Use of proceeds from sale of
   common shares                         Pure Steel intends to use
                                         the funds from the sale of
                                         our common shares primarily
                                         for payment of debt, clothing
                                         manufacturing, tooling,
                                         labor, parts inventory and
                                         working capital.

Market For the Common Stock
                                        Prior to the date of this
                                        prospectus, we have had no
                                        trading market for our common
                                        stock.   We will apply for
                                        the quotation of our common
                                        stock on the OTC Bulletin
                                        Board.

                                        We cannot offer assurance that
                                        the NASD will quote our common
                                        stock, that an active trading
                                        and/or a liquid market will
                                        develop or, if developed, that
                                        we can maintain it.




Sales by Selling
Security Holders.                       We are registering common shares
                                        on behalf of selling security
                                        holders in this prospectus. We
                                        will not receive any cash or other
                                        proceeds in connection with the
                                        subsequent sale.   We are not
                                        selling any common shares on
                                        behalf of selling security holders
                                        and have no control or affect on
                                        these selling security holders.
                                        These securities will be held in
                                        escrow until an acquisition is
                                        consummated.

Absence of Dividends; Dividend Policy   We do not currently
                                        intend to pay regular cash
                                        dividends on its common stock.
                                        Our board of directors will
                                        review this policy from time
                                        to time in light of,
                                        among other things, our
                                        earnings and financial
                                        position.  We do not
                                        anticipate paying dividends on
                                        our common stock in the
                                        foreseeable future.

Transfer Agent                          We currently act as our own
                                        transfer agent.


----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------

In analyzing this offering, you should read this entire prospectus and carefully consider, among other things, the following risk factors:

Risks relating to Pure Steel

1.   Sales may not meet our expectations and if other options of revenue are not available, our growth and profitability could be
delayed or diminished.   You may lose your entire investment.

We expect that the net proceeds from our recent offering and the cash flow from operations will be sufficient to allow us to meet the expected growth in demand for our products and services. However, we cannot be assured that our sales will meet our growth expectations. Should either of these fail to occur, we may elect to

   -    reduce the planned expansion of operations or
   - pursue other financing alternatives such as a rights offering, warrant exercise or borrowings.

Our planned growth and profitability could be delayed or diminished if
we cannot implement the two options listed above.   You may lose your
entire investment.

2. We rely on a single line of products. If these products are not successfully commercialized, we may not reach profitability and you may lose your entire investment.

We have concentrated our efforts primarily on the development of our custom motorcycles and accessories. We will be dependent to a significant extent upon acceptance of these products to generate
additional revenues.   We cannot assure you that our custom cycles and
accessories will be successfully commercialized.     We cannot assure
you that our competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than our custom cycles.

3. The cost of our motorcycles may deter sales, we may not reach profitability and you may lose your entire investment.

Our motorcycles retail for prices substantially in excess of retail
prices for conventional motorcycles.    This significant difference in
pricing may deter potential purchasers from making a monetary
commitment in order to purchase our custom motorcycles.   The higher
cost of the product may deter sales, we may not reach profitability and you may lose your entire investment.

4.   We may have to raise additional financing.   We may not be able
to obtain the financing at reasonable terms to continue operations and you may lose your entire investment.

We cannot assure you that we will not be required to seek additional
equity or debt capital to finance our operations in the future.   In
addition, we cannot assure you that any financings, if needed, will be available to Pure Steel or that adequate funds for Pure Steel's operations, whether from Pure Steel's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to
Pure Steel.    Our inability to obtain sufficient funds may require us
to delay, scale back or eliminate some or all of sales and marketing efforts and manufacturing.

5.   We rely on a few large customers.   The loss of any of these
large customers will have a negative affect on our profitability.

In the past, Pure Steel has made a significant amount of sales to a
few large customers.   Historically, the identity of Pure Steel's
largest customers and the volumes purchased by them has varied. The loss of Pure Steel's largest customers or a reduction of the volume purchased by these customers would have had an adverse effect upon Pure Steel's sales until a time, if ever, as significant sales to other customers could have been made.

6.   We have a limited manufacturing history with our custom
motorcycles.   Our operations could be negatively affected if we
cannot scale up our production or hire and train sufficient personnel.

Pure Steel has limited experience with the manufacture and assembly of our custom cycles in the volumes that will be necessary for Pure Steel to generate significant revenues from the sale of our motorcycles. Pure Steel may encounter difficulties in scaling up our production or in hiring and training additional personnel to manufacture our
motorcycles.   Future interruptions in supply or other production
problems could have a material adverse effect on Pure Steel's business, financial condition and results of operations.

7.    We may experience potential recalls and product liability.   Our
operations could be negatively affected by increased costs relating to recalls or product liability.

Any of Pure Steel's products may be subject to recall for unforeseen
reasons.   As a result, Pure Steel faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of our custom motorcycles, accessories or other future potential products is alleged to have resulted in injury and there can be no assurance that Pure Steel will avoid significant liability.

We cannot assure you that Pure Steel will be able to retain our current insurance coverage or that such coverage will continue to be
available at an acceptable cost, if at all.    Consequently, these
claims could have a material adverse effect on the business or financial condition of Pure Steel.

Risks related to this Offering
8. There will be less due diligence done by third parties since we are not engaging underwriters. You will have to rely on your own due diligence in making the investment.

We are not going to engage an underwriter to assist us in selling the
offering.   Less due diligence will be conducted than in an
underwritten deal.   In making your investment decision, you will have
to rely on your own due diligence without any assurance that a third party has thoroughly investigated the transaction.

9.   We will be less likely to sell the common shares we are offering
than we would be if we engaged an underwriter.   We may not sell
sufficient common shares to complete our business plan. You could lose your entire investment.

Since we will be selling the offering without the assistance of an underwriter, we will likely sell less of the common shares than we
would with an underwriter's assistance.   If we do not sell enough
common shares to ensure the necessary funds to complete our business plan, you could lose your entire investment.

10.   There is no minimum offering amount and no escrow account in
this offering.   You will not receive any of your investment back even
if we raise only a minimal amount.

We have not established an escrow account since there is no minimum offering amount. We will have immediate access to the proceeds of the offering. We will not return any of your investment even if we only raise a minimal amount from the sale of our common shares.

11.   There is no market for our common stock.   If our common stock has
no active trading market, you may not be able to sell your common shares at all.

We cannot assure you that a public market will ever develop.   We will
have to obtain market makers in our stock.   This will be more difficult
since we are not engaging underwriters to sell the offering and support the common stock. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

12. The selling shareholders may have liability because of their status as underwriters.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.


-----------------------------------------
          AVAILABLE INFORMATION
-----------------------------------------

Pure Steel has filed with the Securities and Exchange Commission a registration statement including all amendments and required exhibits under the Act with respect to the securities offered by Pure Steel. This prospectus does not contain all of the information set forth in the registration statement. Some parts of the registration statement are omitted pursuant to the rules and regulations of the Commission.

For further information with respect to Pure Steel and the securities offered by Pure Steel, shareholders should examine the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, telephone number 1-800-SEC-0330, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

Pure Steel will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

Pure Steel will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Requests for copies of said documents should be directed to Glenford Griffin at Pure Steel.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

---------------------------------------------------------
             DETERMINATION OF OFFERING PRICE
---------------------------------------------------------

Our directors arbitrarily determined the offering price and the total
offering amount without considering any book or market value.   The
directors determined the amount of proceeds and pricing based on the amount of funds necessary to continue and complete our business plan and the possible dilution to existing and new shareholders.


---------------------------------------------------------
             SELLING SECURTITY HOLDERS
---------------------------------------------------------

Pure Steel shall register pursuant to this prospectus 470,500 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name                           Amount         Total Number     % Owned         Number of         % Owned
                                Being            Owned          Prior to      Shares Owned         After
                              Registered      Currently        offering      After offering      offering

Don Allio                     20,250           20,250             .35%             0                 0%
Jim Cornett                    2,400            2,400             .04%             0                 0%
Correct Alliance, Inc.       117,000          117,000            2.03%             0                 0%
Prell Performance, Inc.       30,000           30,000             .52%             0                 0%
Gary Freel                     2,000            2,000             .03%             0                 0%
Bruce Garfunkel               20,000           20,000             .35%             0                 0%
Glenford F. Griffen            8,100            8,100             .14%             0                 0%
Mary Hidalgo                  50,000           50,000             .87%             0                 0%
Brian Mazzacua                10,000           10,000             .17%             0                 0%
Peter Mignion                 60,750           60,750            1.05%             0                 0%
Post Co., Inc.                75,000           75,000            1.30%             0                 0%
David Schoelles               50,000           50,000             .87%             0                 0%
Douglas Twineham              25,000           25,000             .43%             0                 0%

----------------------------------------------------------
                    TERMS OF THE OFFERING
----------------------------------------------------------

Plan of Distribution. Pure Steel is offering up to 2,000,000 common shares at the purchase price of $1.00 per common share. We are offering the common shares on a direct participation basis by our officers and directors and possibly selected broker-dealers. Glenford Griffin, Oscar Coca and Daniel Elzy, our officers and directors will
sell the offering on our behalf.   They will be relying on the safe
harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell Pure Steel's securities. None of these individuals are subject to a statutory disqualification, are not associated person of a broker or dealer and meet all of the following conditions of 3a4-1(a)(4)(ii).

   - they each primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of Pure Steel otherwise than in connection with transactions in securities; and
   - they were not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
   - They have not participated in selling an offering of securities for any issuer more than once in the last 12 months.

No sales commission will be paid for common shares sold by Pure Steel. Selected broker-dealers shall receive a sales commission of up to 10% for any common shares sold by them.

Pure Steel reserves the right to withdraw, cancel or reject an offer
in whole or in part.   The common shares offered hereby will not be
sold to insiders, control persons, or affiliates of our company.

We have made no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the
distribution of our securities.   When, in the future, assuming such
participation develops, the registration statement will be amended to identify such persons.

Offering Period.   Our offering will terminate on December 31, 2001.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to Pure Steel in the amount of the subscription. Purchasers or soliciting broker/dealers should remit payment directly to Pure Steel before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered common shares or copies of subscriber's confirmations.

No Escrow Account.   There is no minimum offering amount and no escrow
account. As a result, we will deposit any and all offering proceeds directly into our operating account.

We do not intend to use any means of distributing or delivering the
prospectus other than by hand or the mails.   We do not intend to use
any forms of prospectus other than printed prospectuses.


--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

Assuming successful completion of the offering, we shall receive net proceeds of $1,765,222 after payment of commissions of $200,000 and offering expenses of approximately $34,778. The commission amount would only be payable if a broker-dealer is engaged.

There is no minimum amount we will receive and we may receive none or a small amount of proceeds.

If we raise significantly less than the maximum amount, we will be able to pay operational expenses but will have less working capital to
expand operations.    We shall utilize the net proceeds from the sale
of our common shares as described below. The proceeds are to be utilized over a six-month period.

                         $2,000,000       $1,000,000        $500,000
                          Raised            Raised           Raised
                        ----------        ----------         ---------
Gross Proceeds           $2,000,000       $1,000,000      $500,000
 less commissions           200,000          100,000        50,000
 offering expenses           34,778           34,778        34,778
                         ----------       ----------     ---------
Net Proceeds             $1,765,222       $  865,222      $415,222

Payment of
   Outstanding debt        270,000           140,000        67,500
Clothing manufacturing      90,000            45,000        22,500
Tooling                    100,000            50,000        25,000
Labor                      100,000            50,000        25,000
                         1,002,620           501,301       200,000
Working capital            202,602            78,921        50,222
                         ---------         ---------     ---------
Net Proceeds used       $1,765,222        $  865,222      $415,222

In the event that the minimal amount is not received, we will have to scale back operations and may pursue other equity or debt offerings, not yet determined.


------------------------------------------------------
                       DILUTION
------------------------------------------------------

Dilution. Common shares outstanding will be a total of 7,770,500, 6,770,500 or 6,270,500 if $2,000,000, $1,000,000 or $500,000 is
raised.   The net tangible book value as of March 31, 2000 is
$(358,598) and the net tangible book value per share as of December

31, 2000 is $(.06).   The following table illustrates the per share
dilution as of the date of this prospectus, which investors may experience if we reach the various levels listed below.

                                $2,000,000   $1,000,000    $500,000
                                  Raised        Raised       Raised
                                  ----------          ----------
Offering price                       $1.00       $1.00       $1.00
Net tangible book value per
  share before offering               (.06)       (.06)       (.06)
Increase per share
attributable to investors              .24         .14         .07

Pro Forma net tangible
book value per common
  share after offering                 .18        .08          .01
                                     -----      -----        -----
Dilution to investors                  .82        .92          .99
Dilution as a percent of
offering price                          82%        92%         99%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. We do not currently have any plans, arrangements or commitments regarding any private business
transactions.   Any sales under Rule 144 after the applicable holding
period may have a depressive effect upon the market price of our common shares and investors in this offering.


-------------------------------------------------------
                        PURE STEEL
-------------------------------------------------------

Pure Steel was originally formed on March 10, 1995 as an Arizona
corporation.   Pure Steel filed amended articles of incorporation on
December 27, 1999 which increased the authorized common shares to 25,000,000 and created 300,000 authorized preferred shares.

Properties.   Our executive offices consist of 7,000 square feet and
are located 4010 Grand Avenue, Suite 16, Phoenix, Arizona 85019 - telephone - 602-841-2000. The lease is from January 1, 2001 to
January 1, 2002 for the monthly lease amount of $2,385.

Employees.   Pure Steel currently has ten full time and no part time
employees.   Pure Steel does not foresee a change in the number of
employees in the next twelve months.

Product License Agreement.   On May 31, 2000, Pure Steel entered into
a product license agreement with General Media Communications, Inc.
for an exclusive license of the penthouse marks in the production manufacture and distribution of 90 limited edition "Penthouse Magazine 30th Anniversary Motorcycles" manufactured by Pure Steel and accessory items that include leather jackets, gloves, goggles, helmets and bandanas.

Pure Steel paid a $150,000 license fee in 2000.   General Media
Communications will earn a royalty of 5 percent of the gross wholesale and/or retail selling price, based on an average projected sales price of at least $30,000 per motorcycle.

The term of the agreement commenced on May 31, 2000 and expires 26 months after commencement.

Advertising and Promotion Agreement.   On June 13, 2000, Pure Steel
entered into an advertising and promotion agreement with AZPB Limited Partnership, a Delaware limited partnership, dba Arizona Diamondbacks and AZPB REM Limited Partnership, a Delaware limited partnership to promote and advertise our motorcycle manufacturing business at the ballpark and in connection the Arizona Diamonds professional baseball team.

Pure Steel may use the Diamondbacks name and logo for marketing and promotional uses, subject to prior review of all materials and written approval by the Arizona Diamondbacks. Pure Steel will receive one full page, four-color advertisement in the all issues of the Arizona
Diamondbacks Magazine/Program.   Pure Steel will receive exposure in
conjunction with the mascot.

During the 2001,2002 and 2003 seasons, the motorcycle will be showcased at a minimum of 30 games during the regular season of play, as determined by the Arizona Diamondbacks. Additionally, the motorcycle will be displayed on the main plaza of the ballpark at a minimum of 25 regular season games.

The term of the agreement commenced July 1, 2000 and terminates
December 31, 2003.   Pure Steel shall pay an annual fee of

         2000 season      $ 7,500
         2001 season      $15,000
         2002 season      $20,000
         2003 season      $25,000

For each season, Pursue has provided and shall provide a new customized Arizona Diamondbacks Pure Steel Motorcycle.

Business Activities.   We develop and market state-of-the-art
motorcycles that represent a personal statement capturing the imagination of our customers. Our product line is assembled with handcrafted precision by a qualified staff of artisans and racing enthusiasts.

We estimate the product lifecycle to continue past our seven year
forecast for new models.   Pure Steel has designed new models for
specific market segments. Many of these designs are limited edition and with limited production runs. The main bike line however has been updated as technology and environmental restrictions are imposed. The product line evolves, but is not subject to major changes and is forecasted to continue to grow without major changes to our design and styling. As new parts and engines are developed, they will be incorporated into the Pure Steel persona.

Pure Steel entered the year with five models to market. Each model is produced to meet exact specifications, despite low volume. In conjunction with our marketing agreements with Major League Baseball and General Media, we introduced two more special edition models that personify the nostalgic look, feel and performance of their respective venues. Our part content for our line of motorcycles are 99.5% American made.

Pure Steel motorcycles are designed around only the finest components available in the industry. Pure Steel backs up it motorcycles with a 48 month unlimited mileage warranty on all our bikes. Pure Steel prides itself by ensuring that not only is the design stunning, but the product reliability is in place. For example, prior to delivery, each bike is run through a break- in process, then road tested and followed up with a comprehensive inspection to ensure durability and reliability for our customers.

All of the Pure Steel motorcycles use Daytec frames that are powder coated to match custom paint. All transmissions feature Jim's close ratio gears with Delkron cases and chrome inner and outer primaries. All S&S motors are balanced and blue printed at Pure Steel.

Pure Steel maintains insurance for product liability.

In the end, we believe people buy our motorcycles because of the quality, the classic looks, the ride and feel along with the powerful name and high performance built into our designs. Price elasticity has been and continues to be inelastic. Based on our inhouse research, we believe there is a supply / demand imbalance. Consequently, we have found that dealers have tended to maintain a pricing policy in excess of the MSRP (between $1,500-5,000). The risk over the long run is that pricing will come down somewhat at the dealer level. However, dealers tend to manage inventory and monitor demand. Moreover, premium dealers always have bikes on the floor since they use price to clear. However, in the case of Pure Steel, all of the dealers maintain a wait list and we have had an increase shift in our order book.

Product and Service Description

We manufacture reliable motorcycles. These are high performance machines thoroughly designed and tested. A Pure Steel customer demands quality. They are discriminating buyers who are looking for the look and feel of an American built V- twin cylinder engine, yet they want to make a statement and appreciate quality and reliability. Our product line and personnel are equipped and trained to satisfy this market niche.

Our manufacturing expenses consist of amounts paid to third parties for services such as engine polishing and component painting. A significant cost of our manufacturing expense consists of materials and components. The cost of manufacturing each of the bikes under our current capital structure is $22,200. We intend to reduce this cost through volume discounts from our suppliers.

One of the primary components is the 107" S&S engines. S&S Cycle, Inc. is an American OEM manufacturer of V-twin engines that has been in business for decades and has developed a solid reputation and loyal following. We add value to these engines by preparing the unassembled engines. We send them to a third party where they are completely polished. In our engine and machine shop, the cylinders are bored and honed to our rigid specifications. The engines are completely balanced and blue printed for a smooth high performance power package. The heads are ported, polished, and flowed to provide more performance.

Distribution.   We distribute our motorcycles through a nationwide
network of established dealers.

Revenue recognition.   We recognize revenue from product shipment
provided a purchase order has been received or payment has been received.

Scimitar

This bike offers sleek styling and comfortable, high performance handling. The rear turn signals are hidden in the tail light assembly, leaving the fender struts clean. A 107" S&S motor with Pure Steel's ported and polished, tuned and flowed heads provide the horsepower. Dealer Cost: $30,350.00. Retail Cost: $34,350.00.

Dagger

The Dagger is styled with a contour rear fender, side mounted license plate and taillight adding to the bikes mystique. Hand crafted for superior fit and finish, the Dagger is a perfect example of Pure Steel's commitment to excellence. All fenders, tanks and dashes are high quality steel.
Dealer Cost: $30,100.00  Retail Cost:  $ 34,100.00

Saber

The Saber is Pure Steel's cruiser. A low powerful stance and our power train are cornerstones for this bike. We use 18" diamond cut 40 or 80 spoke wheels, matched with Avon tires for excellent handling and ride performance. Dealer Cost: $ 30,350.00. Retail Cost: $34,350.00.

Classic Motorcycle

The Pure Steel Classic is the most popular model. It is a relative of the Saber, but bares very little resemblance. Tightly contoured fenders, the taillight trenched in, floating rotors are only part of this machine. This nostalgic machine features a 7" tri-bar headlight, fat handlebars and lace wheels. These are timeless accents and the signature of style. Dealer Cost: 32,950.00. Retail Cost: 35,950.00.

Stiletto

The Stiletto uses a rigid frame. The struts are hidden in the fender and the Daytec frame is Pure Steel exclusive. Dealer Cost:
$27,100.00.  Retail Cost: $ 30,100.00

Penthouse Magazine Signature 30 year Anniversary Special
In conjunction with the General Media / Pure Steel advertising campaign we designed the Series 2 Representing the Eighties model. This bike utilizes a stretched frame and 35-degree rake front forks. Only 30 of these will be made. Pure Steel has two more models developed for this campaign. The Series 1 Representing the Seventies is a nostalgic chopper and the Series 3 Representing the nineties utilizes a one-piece tank, an inverted front end and a twin cam rubber mounted engine. Penthouse magazine featured the Series 2 on its 30th anniversary cover September 2000.
Dealer Cost: $39,850.00.  Retail Cost: $46,300.00

Major League Baseball

The Arizona Diamond Back model. A special edition designed especially for the Arizona Diamond Backs Major League Baseball team. We have established an aggressive goal to sell 100 of these limited edition bikes.

Competitive Comparison

Competition in the custom motorcycle market can be intense. While there are growing competitive concerns, this market has grown in tandem with the growth story of Harley Davidson. This market has been historically fragmented with a number of participants. Within our niche, we have five significant competitors, Titan Motorcycles, Big Dog Cycles, Borgett Custom Cycles, Ultra Motorcycles and American Eagle Custom Cycles. All of these companies are bigger, however, Pure Steel Motorcycles are differentiated in the marketplace by the design, paint schemes and quality of workmanship and price. Our bikes are hand built and do not utilize mass production methods. Pure-Steel motorcycles are typically priced higher than the more mass production types. Unlike high technology markets, our market is not evolving rapidly and changes in models are evolutionary rather than revolutionary. We have not built a value proposition around price. People who know these machines are willing to pay for the quality and service we offer. The Japanese motorcycle buyer is not a Pure Steel customer. Although, Honda sells more units than any other motorcycle manufacturer, they do not command as large a share of the big cruiser market as Harley Davidson. Harley Davidson has done an exceptional job of brand development. In doing so, they have helped to foster the niche premium cruiser market segment

Harley Davidson by contrast is the major US maker of motorcycles and the nations #1 seller of heavyweight motorcycles. Harley Davidson
offers 24 models in 1300 dealers.   Harley Davidson's high-powered
Harley motorcycles include the Electra Glide, the Sportster, and the Fat Boy. arleyHHHH Besides its bikes, Harley-Davidson licenses goods with Harley Davidson's name including a line of clothing and accessories (Motor Clothes). Harley Davidson owns the mainstream market building over 100,000 bikes annually.

Titan Motorcycle Co. These bikes are manufactured here in Phoenix, Arizona. Titan posted nearly $40 million in revenues with a production capacity of 1,600 bikes annually in 1999. Titan serves the high end market and is a direct competitor to Pure Steel. They have established a dealer network and moved quickly to capitalize on the market segment. Titan is publicly.

Indian Motorcycles was resurrected after discontinuing operations in 1953. Indian has enjoyed a long and illustrious history in the motorcycle industry. Their bikes were used in WWI and WWII. In 1999, several executives joined ranks to resurrect the Indian name and begin business development for a new line of motorcycles. Presently, Indian markets two models and certainly more will be on the way, once they gain traction and development continues with new models. Indian, however is a mass produced platform with a similar production model to Harley-Davidson. They too buy engines from S&S, but plan to begin manufacturing their own engines. Indian motorcycles are not niche marketing into the premium cruiser market. Their entries are directed at Harley-Davidson. Their management sees a growing market with enough space for more than one American made mass- produced motorcycle.

Bikers Dream, Inc. (BIKR) does business under the name Ultra Motorcycle Company. Bikers Dream manufactures American heavyweight cruiser motorcycle and is located in Mira Loma, California. Bikers Dream is publicly held and traded on the Nasdaq bulletin board. Ultra motorcycles are retail priced in the $19,900-$24,995 range which is the sweet spot of Harley Davidson. Bikers Dream manufactures ten
models.  Resale data is unavailable for these bikes.    This company
has been experiencing a strong growth rate with revenues and production growing sequentially quarter over quarter. Their product look and design, like all other entrants is similar to Harley Davidson.

 Bourget Bike Works, Inc. is owned by Roger Bourget and builds about 400 bikes annually. They too, are custom motorcycles built from third party components. Bourget has 8 base models and offers a variety of options like chopped forks and rigid frames. These bikes suffer from a lack of resale value. They are differentiated by their unique winding frame designs. They have utilized an all or nothing approach to their
design. Either you like them or you don't.   This company is a direct
competitor to Pure Steel on price, however the product design and style are true differentiators.

Big Dog Motorcycles is a company located in Wichita Kansas. It was started by Sheldon Coleman. Mr. Coleman was the former chairman of Coleman Products, the camping products company. Big Dog Motorcycles, LLC. manufactures a line of six heavyweight cruisers centered on a 107
cubic inch V-Twin engine.   Big Dog sells motorcycles both "consumer
direct" and through a number of authorized dealers.   The fact that
Big Dog is growing in this space validates the growing market segment. Pricing for these machines is $ 21,000 to $ 29,000 as compared to Pure Steel's models.

Sourcing

We currently purchase several key components including frames and engines from single or limited sources. We purchase each of these components on a purchase order basis and have no long-term contracts for these components. Although we believe there are alternate sources for each of these components, we have elected not to sacrifice on quality. Sourcing is critical for any enterprise. We buy only the highest quality parts. Pure Steel has relationships with nearly 30 vendors, supplying a diverse and extensive list of the necessary components used in building a Pure Steel motorcycle.

S&S Cycles, an OEM manufacturer of engines is one of our primary suppliers. They have been in business for decades and are regarded as the best in the V-twin engine building industry.

Market Segmentation

Harley-Davidson competes for its core business in the heavyweight segment of the motorcycle market with units that have an engine displacement of 751cc and above. This market segment can be broken into four categories: standard, performance, touring and custom bikes.

Based on our in-house research, the heavyweight market is by far the
largest market segment.   The custom bike market is an outgrowth and
the next stage of the motorcycle purchase.  This is an area where
Harley-Davidson does not participate.    Consequently, when well-
healed buyers are looking for a new loaded out machine, equipped with the finest parts and accessories, they turn to the likes of Pure-Steel. This market segment, which is designated the premium cruiser niche, has been shaped around a baseline of technology and retro-
engineering.    Buyers in this market are looking for the high-end
components not associated with mass production bikes. Individuality and style are the statements these bikes make. This is a step up segment that has grown in tandem with the success of Harley Davidson.

The livelihood of this segment is dependent upon the hundreds of thousands of Harley riders. Many customers are buying a second bike, while others are stepping up. The most ardent Harley riders are the most significant Pure Steel buyers.

Target Market Segment Strategy

Pure Steel caters to, markets and services the individual looking for a high-end custom-made motorcycle. We have identified this premium cruiser niche as a growing segment and have positioned our line up of motorcycles to effectively serve a growing market segment. Our strategy for reaching this market is centered around a number of core initiatives:

We have identified the needs and deliver the finest product in the industry.

We sell our bikes through a dealer network throughout the United States that can effectively support this market segment. They utilize the Pure Steel bikes to fill out their line up. We have selected the top dealers in their respective markets to market our bikes. Dealers are a tremendous source of information.

We have established a number of marketing and advertising relationships to extend our brand.

We are going to leverage our brand with the introduction of an apparel line utilizing a strategic partner who also markets clothing for among others; DKNY, Liz Claiborne, Escada and FUBU.

We stand behind and back every one of our bikes with a 4-year limited warranty.

We are using a national advertising platform in conjunction with General Media. General Media remains one of the most vibrant and influential magazines in publishing today. They are embarking on an ambitious promotional schedule with events all over the country. Pure Steel is a part of this marketing program.

We will continue to provide our bikes to motorcycle magazines where they are thoroughly tested by the most respected motorcycle journalists in the country.

Industry Analysis

 Motorcycles are recreation vehicles and are categorized in the leisure and toy industry. The space is comprised of a diverse amalgam of general industry participants. Motorcycle manufacturers, toy manufacturers, cruise lines; resorts and amusement parks are all examples of participants in this diverse industry competing for consumer leisure and recreation dollars. Disposable income is a major driver of economic activity in this sector. As the economy remains strong, incomes continue to rise and demographic conditions continue to foster recreational activity, this sector has benefited with significant and generally inelastic growth. Seasonal factors also play a major role in current business trends and the sales cycle.

The industry is further broken down by recreation vehicle companies including the likes of Fleetwood Enterprises, a mobile home manufacturer and Artic Cat a manufacturer of snowmobiles and personal watercraft. Specifically, The motorcycle industry segment structure is made up of a number of low cost foreign manufacturers primarily sourced from Japan and European manufacturers from Italy and Germany. The Japanese bikes are priced much lower than a Harley Davidson and maintain a large model lineup ranging from small 50cc bikes all the way up to the 1500cc Honda Goldwing. Harley Davidson has over the years created a historical comeback having created a powerful brand that has translated into enormous year over year unit growth. Participants in the motorcycle manufacturing industry include entrants from Japan. Honda, Suzuki, Kawasaki and Yamaha are the largest and offer lower cost machines. These companies also sell a variety of other recreation vehicles ranging from watercraft, mini-motorcycles, dirt bikes, 4-wheelers and a host of street bikes and combination on/off road bikes. Ducati, BMW and a number of smaller low volume European manufacturers also provide bikes to the US market.

Strategy and Implementation Summary

Pure Steel plans to use the proceeds of this offering; increase production, continue with our marketing program to extend our brand while partnering with a prominent New York apparel maker to design, market and manufacture clothing, apparel, toy motorcycles, leather chaps and road wear utilizing the Pure-Steel name.

1. We are building our brand by targeting distribution through the high end Harley Davidson dealers. This is strategic for a number of reasons:
   First, these dealers already possess a large customer base of well- healed buyers.
   Second, we are positioned as a move up product.  Pure
Steel is able to complete the bike line up on a dealer's showroom floor.

   Third, these targeted dealers are the most financially successful. Therefore, they are a lower credit risk.
   Distribution is rather simple. We have more interested dealers than we have bikes to fill their showrooms.

2.    Increase production to meet demand:

Increased production is directly related to our capital position. This challenge is solved with adequate financing, and our risks are mitigated by the fact that our market continues to grow. Our challenge is to satisfy the ever-increasing demand for Pure Steel motorcycles. We work the business, know the customers, know the dealers and understand the quality control issues.

3.     Leverage our brand through apparel line.

Pure Steel has addressed this revenue source and business proposition through a licensing arrangement and outsourcing. In conjunction with our contract to build the co-branded Penthouse magazine limited series motorcycles, General Media's Penthouse magazine, in cooperation with Bob Guccione have agreed to co-brand Pure Steel apparel through one of the top apparel market makers and design representatives in the business. Jack Hendler of New York City has indicated that Penthouse has never allowed the use of it's trade mark to be used other than with Pure-Steel. Under the terms of this agreement, Pure Steel will make a $90,000 investment and pay royalties to Penthouse and Hendler totaling 7%. The clothing manufacturer will split the profits 50/50 with Pure Steel. Hendler handles top line brands such as DKNY, Liz Claiborne, Escada and FUBU. Hendler and General Media have elected to develop a co-branded signature line of clothing. They estimate $30.0 million in sales in the second year of production. The clothes would be placed in major department stores around the country. Additionally, sales and distribution will be made available on the Penthouse website at Penthouse.com where they receive 15 million hits per day.


Production and Production Characteristics

Pure Steel motorcycles are assembled by hand. An artesian culture of technicians who take pride in the work and are experienced in the assembly process craft these machines. The production of Pure Steel motorcycles is primarily an assembly process made more efficient with the use of sub assemblers. The Phoenix area is home to a number of motorcycle assemblers. Pure Steel hires and trains mechanics who come
from the industry and are experienced in such assembly.    Each model
possesses a complete component list that is used as a checklist to acquire all the parts and components necessary to build a Pure Steel bike. The process requires coordination with our sales and order book in order to purchase and acquire the proper parts and accessories. After the parts are received and inventoried, they are picked by parts personnel and placed in order in the pre-assembly area. Simultaneously, the engine and all of its components are being blueprinted, bored and assembled in the engine machine shop. Fenders, gas tanks and frames are sent out to be painted. The entire build process takes 1-week. An additional two days are required for break in and quality control. If any problems arise, they are addressed with the technician.

SEASONALITY. Pure Steel, in general, has not experienced significant
seasonal fluctuations in motorcycle production.   This has been
primarily the result of a strong demand for motorcycles and related products, as well as the availability of floor plan financing arrangements for its North American independent dealers. Floor plan financing allows dealers to build their inventory levels in anticipation of the spring and summer selling seasons.


----------------------------------------------------------------
         MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS
----------------------------------------------------------------

Trends and Uncertainties.    Demand for Pure Steel's services will be
dependent on, among other things, general economic conditions that are cyclical in nature. Inasmuch as a major portion of Pure Steel's activities is the online sales and marketing of pharmaceutical products, Pure Steel's business operations may be adversely affected by Pure Steel's competitors and prolonged recessionary periods.

Capital and Source of Liquidity

For the nine months ended December 31, 2000, Pure Steel purchased property and equipment of $13,420 resulting in net cash used in investing activities of $13,420.

For the nine months ended December 31, 1999, Pure Steel purchased property and equipment of $64,672 resulting in net cash used in investing activities of $64,672.

For the year ended March 31, 2000, Pure Steel made property and
equipment purchases of $20,798.   As a result Pure Steel had cash
flows from investing activities of $20,798 for the year ended March
31, 2000.

For the year ended March 31, 1999, Pure Steel made property and
equipment purchases of $64,833.   As a result Pure Steel had cash
flows from investing activities of $64,833 for the year ended March
31, 1999.

For the nine months ended December 31, 2000, Pure Steel had proceeds from a note payable of $500 resulting in net cash provided by financing activities of $500.

For the nine months ended December 31, 1999, Pure Steel had proceeds from a note payable of $74,876 and made repayments of $24,450 resulting in net cash provided by financing activities of $50,426.

For the year ended March 31, 2000, Pure Steel issued preferred shares
for $100,000 and made repayment of stockholder loan of $41,206.   For
the year ended March 31, 2000, stockholders contributed capital off $52,101. For that same period, Pure Steel received proceeds from a note payable of $50,000 and repaid a notes payable of $28,787. As a result, Pure Steel had cash flows from financing activities of $132,108 for the year ended March 31, 2000.

For the year ended March 31, 1999, Pure Steel and received advances
from stockholders of $128,689.   For the year ended March 31, 1999,
Pure Steel repaid a notes payable of $28,787. As a result, Pure Steel had cash flows from financing activities of $179,115 for the year ended March 31, 1999.

Results of Operations.   Pure Steel had a net loss of $81,797 for the
nine months ended December 31, 2000.   Pure Steel had sales of $40,584
and cost of goods sold of $27,788 for the nine months ended December
31, 2000.

For the nine months ended December 31, 2000, Pure Steel had warranty
expense of $2,186.   Selling, general and administrative expenses were
$92,408 for the nine months ended December 31, 2000. These expenses primarily consisted of advertising of $11,500, automobile expenses of $105, bad debt of $34,863, insurance costs of $11,006, owner draws of $6,577, payroll expenses of $16,869, rent of 3,803, shipping charges of $1,761, telephone of $1,683 and other expenses of $4,241.

Pure Steel had a net loss of $40,029 for the nine months ended
December 31, 1999.   Pure Steel had sales of $62,744 and cost of goods
sold of $46,501 for the nine months ended December 31, 1999.

For the nine months ended December 31, 1999, Pure Steel had warranty
expense of $1,752.   Selling, general and administrative expenses were
$54,956 for the nine months ended December 31, 1999. These expenses primarily consisted of advertising of $8,212, automobile expenses of $5, insurance costs of $3,334, owner draws of $6,005, payroll expenses of $10,170, professional fees of $4,299, reliance management of $5,908, shop supplies of $1,737, other supplies of $1,173, shipping charges of $1,936, taxes of $2,625, telephone of $472, travel of $1,745 and other expenses of $7,335.

Pure Steel had net income of $20,723 for the year ended March 31,
1999.   Pure Steel had sales of $1,139,549 and cost of goods sold of
$771,534 for the year ended March 31, 1999.

Plan of Operation.    Management possesses the experience to expand
marketing and distribution of its products.   No significant equipment
purchases are planned over the next twelve months.

Pure Steel shall seek to maintain low operating expenses while commencing operations and increasing operating revenues. We are focusing on maintaining a low cost administrative approach.

However, increased marketing expenses will probably occur in future periods as we attempt to further increase our marketing and sales efforts.

Recent Accounting Pronouncements - During 1998, the FASB issued statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about segments. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. We do not have any disclosure requirements under this standard.

Concentration of Credit Risk - Pure Steel's financial instruments that are exposed to concentrations of credit risk consist of cash, which includes checking accounts placed with federally insured financial institutions. Such accounts may at times exceed federally insured limits. We have not experienced any losses on such accounts.


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Officers and Directors. Pursuant to our articles of incorporation, each director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. Pure Steel's basic philosophy requires the inclusion of directors who will be representative of management, employees and the minority shareholders of Pure Steel. Directors may only be removed for cause. The term of office of each officer of Pure Steel is at the pleasure of Pure Steel's board.

The principal executive officers and directors of Pure Steel are as follows:

Name                                               Position
Glenford F. Griffin, age 63                  Chief Executive Officer
                                                     Director
                                              Secretary/Treasurer

Oscar Coca, age 41                                 President
                                                   /Director

Daniel Elzy, age 41                              Vice President
                                                    /Director

Mary A. Hidalgo, age 31                        Corporate Secretary

All of the above officers and directors began their term at inception.

EXECUTIVE COMPENSATION

                                                                      Long-term
Name and                                  Annual Compensation        Compensation
Principal Position              Year   Salary(1)  Bonus    Awards                   Other
Glenford Griffin               2000   $   ----     --        --             --          --
President and CEO              1999   $   --       --        --             --          --
                               1998   $   --       --        --             --          --

Oscar Coca                     2000   $4,971.55    --       --                          --
Vice President                 1999   $            --       --                          --
                               1998   $   --       --       --               --         --

Mary Hidalgo
Corporate Secretary            2000   $14,400      --       --               --         --
                               1999   $   --       --       --               --         --
                               1998   $   --       --       --               --         --


Glenford F. Griffin

Mr. Griffin has been a partner of Interim Management Services since
1976, a 1099 contract management firm that provide longer 1099 contract executive management for startup ventures, project management,
reorganizations, strategic planning, transitions and turnarounds.   As a
partner, Mr. Griffin has served as president and CEO of corporations with start-up, turnaround or growth opportunities including, Inland


Northwest Biotechnology Alliance; Inland Northwest Technology Council;
Darius Technology, Inc., an international manufacturer of high performance computers; AirTN, Inc., an international electronic financial transaction and document delivery network; Retail Automation, Inc., a developer of integrated data capture systems; Consolidated
Electronics, Inc., an engineering research and development firm of microprocessor monitoring devices for the semiconductor, electric utility and marine industries and 3iInc., an international Internet middleware developer for fax, voice, data and video over IP and worldwide wireless banking financial transaction processing.

Mr. Griffin obtained a bachelor of arts degree in business
administration with a minors in human behavior and graphic arts from the
United States Armed Forces institute in 1960 by extension while service
on active duty in the U.S. navy from the University of Oregon.   In
1970, Mr. Griffin completed a twelve month program for management development conducted by the Harvard Graduate School of business administration.

Oscar Coca.   Mr. Coca has been president of Pure Steel since 1995.
Mr. Coca attend Pima College from 1980-1981 and Triton College from
1979-1980 attending classes in engineering at each college.   From 1990
to 1993, Mr. Coca was president of general construction for Z
Restoration, a corporation that rehab houses.  From 1993 to present, Mr.
Coca has been president of Z Restoration.

Daniel Elzy.   Mr. Elzy has been vice president of Pure Steel since
1995.   From 1990-1993, Mr. Elzy ran the Acid Department at Phillips
Dodge in Tucson, Arizona.   From 1989 to 1993, Mr. Elzy was a
professional musician.   Mr. Elzy graduate from Mechanics Motorcycle
Institute in 1995.

Mary A. Hidalgo.   Ms. Hidalgo has been corporate secretary since 1995.
From 1993 to 1998, Ms. Hidalgo worked at Standard Printing Company where
she shot customer artwork, cut and positioned print and logos.   In
1999, Ms. Hidalgo attended Mesa Community College and took accounting and bookkeeping classes.

Board of Directors Compensation. Members of the board of directors will receive a yet to be determined per meeting if these directors are not separately compensated by Pure Steel and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their board representation will be reimbursed by Pure Steel.

Director liability insurance may be provided to all members of the board of directors.  Pure Steel has not yet obtained such insurance and does not have any specifics for available cost and coverage.
Pure Steel does not have a specific time frame to obtain the
insurance.   No differentiation is made in the compensation of
"outside directors" and those officers of Pure Steel serving in that capacity.

Conflicts of Interest Policy. Pure Steel has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of Pure Steel's board of directors.

The bylaws of Pure Steel provide that no such transactions by Pure Steel shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the board of directors of Pure Steel or a committee thereof that approves such transactions, or solely because their votes are counted for such purpose if:



- the fact of such common directorship or financial interest is disclosed or known by the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of these interested directors; or

- the fact of the common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or

- the contract or transaction is fair and reasonable to Pure Steel at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors of Pure Steel or a committee thereof that approves such transactions.


----------------------------------------------------------------
                    CERTAIN TRANSACTIONS
----------------------------------------------------------------

Advances from stockholders.  Oscar Coca and Daniel Elzy advanced Pure
Steel $128,689 in 1999 and $136,405 in 1998.  The advances do not bear
interest and are to be repaid as cash flow allows.   The stockholders
were repaid $41,206 in 2000.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 5,770,000 common shares outstanding. The following tabulates holdings of shares of Pure Steel by each person who, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Pure Steel individually and as a group.

                 Shareholdings at Date of
                      This Prospectus

                                                                                         Percentage of
                                                                                         Outstanding
                                                                                          Shares as
                                                                                           Adjusted
                                                                                          to Reflect
                                                           Percentage      Shares         Conclusion
                                     Number                 Prior to     Owned After        of the
Name and Address                  of Shares(1)              Offering       Offering(2)     Offering

Glenford F. Griffin
1022 W. 30th Avenue
Spokane, WA 99203                    8,100                    .14%                  0             0%

Daniel Elzy
4010 Grand Avenue
Suite 16
Phoenix, AZ 85019                   2,650,000               45.92%          2,650,000         34.10%

Oscar Coca
4010 Grand Avenue
Suite 16
Phoenix, AZ 85019                   2,650,000               45.92%         2,650,000          34.10%

Mary Hidalgo
4656 S. Parkside Dr.
Tempe, Arizona 85282                   50,000                 .87%                 0              0%


Officers and Directors              5,358,100               92.85%         5,300,000          91.85%
   As a Group (4 persons)

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, beneficial ownership of a security consists of sole or shared voting power, including the power to vote or direct the voting, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned except if applicable community property laws apply.


----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

Pure Steel currently has 5,770,500 shares of common stock outstanding. Of these, 5,300,000 common shares will be restricted securities after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Pure Steel's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.

The amount of restricted securities that a person who is not an
affiliate of Pure Steel may sell is not so limited.   Non-affiliates
may each sell without limitation shares held for two years. Pure Steel will make application for the listing of our shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Pure Steel's shares in the over-the-counter market, should a
market develop.   Prior to this offering we have not had a market for
our common shares. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot
be predicted.   Nevertheless, sales of substantial amounts of shares
in the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
----------------------------------------------------------

Prior to this offering, we have had no market for our common stock. Subsequent to successful completion of the offering, we will apply to have our common stock quoted on the OTC Bulletin Board. If Pure Steel is not accepted on the OTC Bulletin Board, Pure Steel will apply to have our common shares traded on the pink sheets.

Dividends.   Holders of Pure Steel's common stock are entitled to
receive such dividends as may be declared by our board of directors.

Broker-Dealer Sales of Pure Steel Securities.    Pure Steel's
securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than
established customers and accredited investors.   Accredited investors
are generally:

    -   institutions with assets in excess of $5,000,000 or
    -   individuals:
        -  with net worth in excess of $2,000,000 or
        -  annual income exceeding $200,000 or $300,000
        -  jointly with their spouse

For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.

In order to approve a person's account for transactions in designated securities, the broker or dealer must

- obtain information concerning the person's financial situation, investment experience and investment objectives;

- reasonably determine, based on the information required by the first paragraph that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and

- deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by the second paragraph in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security the provisions of the second paragraph of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement.

A designated security means any equity security other than a security

- registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1

- authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;

-   that has a price of five dollars or more or . . .

- whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

Consequently, the rule may affect the ability of broker-dealers to sell Pure Steel's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

Pure Steel's securities will likely trade below $5.00 and the penny stock rules discussed above will apply.

As of the date of the prospectus, there are 15 shareholders.


--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

Our articles of incorporation authorize the issuance of up to
25,000,000 common shares, no par value and 300,000 preferred shares,
no par value.   Common shares purchased in this offering will be fully
paid and non-assessable.

Common Stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the
stockholders for their vote.   Cumulative voting for the election of
directors is not permitted by the articles of incorporation.   The
holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Pure Steel, holders are entitled to receive, ratably, the net assets of Pure Steel available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.

Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid,
and nonassessable.   To the extent that additional common shares are
issued, the relative interest of then existing stockholders may be diluted.

Preferred Stock.   The board of directors of Pure Steel is authorized
to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

Each share of preferred stock is entitled to one vote and is redeemable into eight common shares plus two warrants to purchase two
addition shares of common stock at $2.50 per common share.   The
preferred stock has a ten percent cumulative dividend payable by issuance of common stock.

Transfer Agent. Pure Steel, Inc. currently acts as its own transfer agent.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered in this prospectus will be passed upon by Jody M. Walker, Attorney-At-Law, Denver Colorado.


----------------------------------------------------------
                          LEGAL PROCEEDINGS
----------------------------------------------------------

We are not involved in any legal proceedings as of the date of this prospectus.


----------------------------------------------------------
                    EXPERTS
----------------------------------------------------------

The financial statements as of March 31, 2000, 1999 and 1998 included in this prospectus, have been audited by Sapp & Sapp, P.C. independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------------------------
               INTERESTS OF NAMED
                EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the prospectus is affiliated with Pure Steel.


--------------------------------------------------------
               ADDITIONAL INFORMATION
--------------------------------------------------------

Until       , 2001 (90 days after the date of the prospectus), all
persons making transactions in the registered securities, whether or not participating in the offering, may be required to deliver a
prospectus.   This is in addition to the obligation of these persons
to deliver a prospectus when acting as underwriters and when utilizing their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, this information or representation must not be relied upon as having been authorized by Pure Steel, or the underwriter, if an underwriter assists in the sale of the securities.

This prospectus is not an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which an offer or solicitation is not authorized by the laws of a state, territory or possession of the United States, or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Pure Steel since the date of this prospectus.


--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Independent Auditor's Report dated August 7, 2000
Balance Sheet as of March 31, 2000 and 1999
Statement of Operations for the years
   ended March 31, 2000, 1999 and 1998
Statement of Changes in Stockholders'
   Equity For the years ended March 31, 2000, 1999
   And 1998
Statements of Cash Flows for the years
   Ended March 31, 2000, 1999 and 1998
Notes to Financial Statements

Balance Sheet as of December 31, 2000 and 1999
Statement of Operations for the years
   Ended December 31, 2000 and 1999
Statements of Cash Flows for the years
   Ended December 31, 2000 and 1999
Notes to Financial Statements

SAPP & SAPP, P.C.
Stanley M. Sapp CPA
Cindy M. Sapp CPA
Certified Public Accountants
3233 West Peoria Avenue - Suite 105
Phoenix, Arizona 85029
Tel (602) 504-3900
Fax (602) 504-61 10



Independent Auditors' Report



To the Board of Directors
Pure Steel Custom Cycles, Inc.

We have audited the accompanying balance sheets of Pure
Steel Custom Cycles, Inc. as of March 3 1, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Pure Steel Custom Cycles, Inc. as of March 31,
2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended
March 31, 2000 in conformity with generally accepted accounting principles.




August 7, 2000

Pure Steel Custom Cycles, Inc.

Balance Sheets
March 31, 2000 and 1999
                                                                                       2000                  1999
                                                                                       -----                 ----
Assets
Current assets
Cash                                                                                  $21,805                $611
Cash- restricted (Note 2)                                                              75,000                   -
Accounts receivable - trade, net of $4,500 allowance for doubtful accounts            143,413              86,038
Inventory (Note 3                                                                     360,748             406,333
Prepaid expenses                                                                       93,674              17,865
                                                                                     --------             -------
Total current assets                                                                  694,640             510,847
                                                                                     --------             -------
Property and equipment, net (Notes 4 and 5)                                           134,070             111,889
                                                                                     --------             -------
                                                                                     $828,710            $622,736
                                                                                     ========            ========

Liabilities and Stockholders' Equity

Current liabilities
Current portion of notes payable (Note 5)                                             $30,240             $22,777
Accounts payable - trade                                                              131,753              59,302
Accrued expenses                                                                       15,389               8,602
Income taxes payable                                                                    2,300               1,300
Customer deposits                                                                       9,000              49,000
                                                                                     --------              ------
Total current liabilities                                                             188,682             140,981
                                                                                     --------              ------

Notes payable, less current portion (Note 5)                                          102,881              60,782
Advances from stockholders (Note 6)                                                   274,106             315,312
Deferred income taxes (Note 7)                                                          3,300               3,300
                                                                                      -------             -------
                                                                                      380,287             379,394
                                                                                     --------             -------
Stockholders' equity (Note 8)
Preferred Stock: Class A
Authorized 300,000 shares
Issued and outstanding 35,000 shares                                                  100,000                   -
Common stock; no par value
Authorized 10,000,000 shares
Issued and outstanding 5,450, 1 00 and 5,300,000 shares, respectively                 132,101              80,000
Retained earnings                                                                      27,640              22,361
                                                                                      -------              ------
                                                                                       259,741            102,361
                                                                                       -------            -------
                                                                                      $828,710           $622,736
                                                                                      ========           ========

The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc
Statements of Operations
Years Ended March 31, 2000, 1999 and 1998

                                                                2000              1999               1998
                                                           ------------       -----------          ----------
Sales                                                      $ 1,658,002        $ 1,139,549          $661,004
Cost of goods sold                                           1,196,091            771,534           539,192
                                                            ----------        -----------          ----------
Gross profit                                                   461,911            368,015           121,812
                                                            ----------        -----------          ----------
Selling, general and administrative                            419,996            324,286           108,460
Interest                                                         8,669              2,446             2,359
Depreciation                                                    26,967             15,960            10,646
                                                            ----------            -------            --------
                                                               455,632            342,692           121,465
                                                            ----------            -------           -------
Income before provision for income taxes                         6,279             25,323               347
                                                            ----------           --------           ---------

Provision for income taxes
Current                                                          1,000              1,300                 -
Deferred                                                             -              3,300                 -
                                                               -------          ----------          ---------
                                                                 1,000              4,600                 -
                                                          ------------          ----------         ----------
Net income                                                 $     5,279        $    20,723          $    347

The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Statements of Changes in Stockholders' Equity
Years Ended March 31, 2000, 1999 and 1998

                                                  Preferred          Common           Retained
                                                    Stock              Stock           Earnings            Total
Balance, April 1, 1997                          $        -          $80,000          $   1,291         $ 81,291

Net income                                               -                -                347              347
                                               -----------       ----------       ----------         --------
Balance, March 31, 1998                                   -          80,000              1,638           81,638

Net income                                               -                -             20,723           20,723
                                              ------------       ----------       ----------        ---------
Balance, March 31, 1999                                  -           80,000             22,361          102,361

Issuance of 10,000 shares;
Class A Preferred                                  100,000                -                  -          100,000

Issuance of 25,000 shares;
Class A Preferred for Private
Placement related services                               -               -                   -                -

Issuance of 150,100 shares
of common stock to Key
employees and other
individuals                                              -                -                   -                -

Cash contributed                                         -            52,101                  -           52,101

Net income                                               -                 -              5,279            5,279
                                                ----------        ----------          ---------        ---------
Balance, March 31, 2000                           $100,000          $132,101            $27 640         $259,741


The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Statements of Cash Flows
Years Ended March 31, 2000, 1999 and 1998
(Unaudited)

                                                          2000                  1999                  1998
                                                       ----------            ----------            -----------
Cash Flows From Operating Activities
Cash received from customers                          $ 1,560,627           $ 1,218,501              $ 545,015
Cash paid for operating goods and services             (1,521,220)           (1,271,666)              (632,404)
Cash paid to employees                                   (119,853)              (60,575)               (17,595)
Interest paid                                              (8,669)               (2,446)                (2,359)
Taxes paid                                                 (1,000)                    -                      -
                                                      -----------            ----------              ---------
Net cash provided (used) by operating activities          (90,115)             (116,186)              (107,343)
                                                       ----------            ----------              ---------

Cash Flows From Investing Activities
Property and equipment purchases                          (20,798)              (64,833)               (24,985)
                                                       ----------            ----------              --------

Cash Flows From Financing Activities
Issuance of preferred stock                               100,000                     -                      -
Advances from stockholders                                      -               128,689                 136,405
Repayment of stockholder loan                             (41,206)                    -                       -
Capital contributed by stockholders                        52,101                     -                       -
Proceeds from note payable                                 50,000                74,877                       -
Repayment of notes payable                                (28,787)              (24,450)                (8,569)
                                                          -------              --------                -------
Net cash provided by financing activities                 132,108               179,116                 127,836
                                                          -------              --------                -------

Net increase (decrease) in cash and cash equivalents       21,194                (1,903)                (4,492)

Cash and cash equivalents, beginning of year                  611                 2,514                   7,006

Cash and cash equivalents, end of year                 $   21,805            $      611               $   2,514
                                                       ==========            ==========               =========

(Continued)



The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Statements of Cash Flows
Years Ended March 31, 2000, 1999 and 1998
(Unaudited)
(Continued)

                                                          2000                  1999                  1998
                                                       ----------              ---------             ---------
Reconciliation of net income to net
cash provided (used) by operating activities
Net income                                            $    5,279             $   20,723            $      347
                                                      ----------             ----------            ----------
Adjustments to reconcile net income to net
cash provided (used) by operating activities
Depreciation                                              26,967                 15,960                10,646
Deferred income taxes                                          -                  3,300                     -
(Increase) decrease in accounts receivable - trade       (57,375)                29,952               (115,989)
(Increase) decrease in cash-restricted                   (75,000)                    -                       -
(Increase) decrease in prepaid expenses                  (75,809)               (17,865)                     -
Decrease (increase) in inventory                          45,585               (263,983)               (24,425)
Increase in accounts payable - trade                      72,451                 41,373                 17,929
Increase in income taxes payable                           1,000                  1,300                      -
Increase in accrued expenses                               6,787                  4,054                  4,149
(Decrease) increase in customer deposits                 (40,000)                49,000                      -
                                                     -----------             ---------             -----------
Total adjustments                                        (95,394)              (136,909)               (107,690)
                                                     -----------             ---------              -----------
Net cash provided (used) by operating activities        $(90,115)             $(116,186)             $ (107,343)
                                                     ===========             ==========             ===========
Supplemental Disclosures

Noncash Investing and Financing Activities
Property and equipment acquired by
    assumption of note payable                          $(28,350)             $       -            $           -
Note payable assumed to acquire property
    and equipment                                         28,350                      -                        -


The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Notes to Financial Statements
March 31, 2000, 1999 and 1998


Note I - Summary of Significant Accounting Policies

Operations

Pure Steel Custom Cycles, Inc. ("Company") was incorporated on March 10, 1995, in the State of Arizona, and operations consist of the manufacture and sale of custom motorcycles and motorcycle repair. Sales and related cost of sales are recorded upon product shipment.

The Company operates out of manufacturing facilities in Phoenix, Arizona. Sales are made to various retailers located throughout the United States.

Inventory
Inventory is stated at the lower of cost or market. Cost is determined by the weighted average cost method.

Property and Equipment
Property and equipment are stated at cost. The cost of assets retired, together with related accumulated depreciation, are eliminated from the accounts in the year of disposition. Gains and losses from sales are included in the statement of income.

Maintenance and repairs are charged to operating expense as incurred. The cost of renewals and betterments which materially extend the useful lives of the assets or increase their productivity are capitalized.

Depreciation of property and equipment is computed using straight-line method over the estimated useful life of seven years for machinery, equipment, furniture and fixtures, and five years for vehicles.

Deferred Income Taxes

Deferred income taxes arise due to timing differences in using accelerated depreciation methods for income tax reporting and the straight-line method for financial statement reporting.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of risk consist principally of accounts receivable-trade and guarantees made under the flooring plan (Note 2). The
Company's ability to collect accounts receivable-trade is affected by the large number of customers and their geographic diversity.

Cash Equivalents
All short-term investments with an original maturity of three months or less are considered to be cash equivalents.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $101,030, $112,763 and $19,487 for 2000, 1999 and 1998 respectively.

Pure Steel Custom Cycles, Inc.

Notes to Financial Statements
March 31, 2000, 1999 and 1998


Note I - Summary of Significant Accounting Policies (Continued)

Management Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification
The 1999 and 1998 financial statements have been reclassified to be consistent with the 2000 presentation.

Note 2 - Flooring Plan and Contingent Liabilities
The Company guarantees the collection of receivables owed to a financial institution by their customers for sales made under a financing agreement (flooring plan). The balance of the receivables guaranteed for custom motorcycles previously recorded as sales is $290,330 at March 31, 2000.

Cash - restricted represents cash on deposit with a financial institution in order to maintain an irrevocable letter of credit of $75,000 required by the flooring plan.

Note 3 - Inventory

Components of inventory at March 31, 2000 and 1999 consist of the following:

                                                2000                      1999
                                              -------                ---------
Raw materials                                $309,829                 $277,162
Finished goods                                 50,919                  129,171
                                             --------                 --------
                                             $360,748                 $406,333
                                             ========                 ========

Note 4 - Property and Equipment

Property and equipment at March 31, 2000 and 1999 consist of the following:

                                               2000                     1999
                                             -------                 ---------
Machinery and equipment                     $ 98,742                  $ 88,505
Vehicles                                      89,637                    50,726
Furniture and fixtures                         7,943                     7,943
                                            --------                  --------
                                             196,322                   147,174
Accumulated depreciation                     (62,252)                  (35,285)
                                           ---------                  --------

                                            $134,070                  $111,889

Pure Steel Custom Cycles, Inc.

Notes to Financial Statements
March 31, 2000, 1999 and 1998

Note 5 - Notes Payable

Notes payable at March 31, 2000 and 1999 consist of the following:

                                                               2000                          1999
Prime plus 2% bank line of credit to $50,000, interest
payable monthly, the line of credit has no expiration
date and is secured by personal guarantees of the
founding stockholders                                        $44,563                       $       -

12.5% note payable to an equipment supplier,
payable in equal monthly installments of principal
and interest of $1,108 through March 2001, secured
by equipment purchased                                        12,442                          24,285

10% note payable to a financial corporation,
payable in equal monthly installments of principal and
interest of $1,078 through December 2003, secured
by vehicle purchased                                          40,306                          48,558

9.95% note payable, payable in equal monthly installments
of principal and interest of $618 through March 2005,
secured by vehicle purchased                                  28,350                               -

10.25% bank note, payable in monthly installments
of principal and interest of $358 through February 2002,
secured by equipment purchased                                 7,460                          10,716
                                                            --------                        --------
                                                             133,121                          83,559

Less current portion                                         (30,240)                        (22,777)
                                                             --------                        --------
                                                           $ 102,881                        $  60,782

Principal maturities for notes payable are as follows:

2001            $     30,240
2002                  19,310
2003                  18,187
2004                  15,723
2005                   5,097
Thereafter            44,565
                 -----------
                    $133,122

Pure Steel Custom Cycles, Inc.

Notes to Financial Statements
March 31, 2000, 1999 and 1998


Note 6 - Advances from Stockholders

Advances from stockholders represent cash payments received from the two founding stockholders arising in the normal course of business. The advances do not bear interest and are to be repaid as cash flow allows. Since repayment is not anticipated to occur in the subsequent fiscal year, these advances are classified as long-term liabilities.

Note 7 - Deferred Income Taxes
Deferred tax liabilities consist of the following at March 31, 2000 and 1999:
                                               2000             1999
                                            -------           ------
Deferred Income Tax Liabilities
   - Depreciation                             $3,300           $3,300

Note 8 -Stockholders' Equity

Preferred Stock - Each share of preferred stock is entitled to one vote and is redeemable into eight shares of common stock plus two warrants to purchase two additional shares of common stock at $2.50 per share. The preferred stock has a ten percent cumulative dividend payable by issuance of common stock.

Common Stock - The common stock par value was converted from $1 to no par value during the fiscal year. As part of this conversion, the shares previously outstanding were exchanged for 5,300,000 no par shares. Retroactive effect has been given to this conversion by restating the 1999 and 1998 financial statements.

Note 9 - Operating Lease

The Company leases its office and shop space under an operating lease expiring in October 2001. Minimum future annual rental payments under this operating lease are as follows: 2001 - $55,141 and 2002 -
$41,356.

Rental expense under this operating lease was $68,465, $24,553 and $11,530 for 2000, 1999, and 1998 respectively.
Note 10 - Subsequent Events

Warrants - The Company issued warrants totaling 400,000 to purchase an equal number of shares of common stock ill April and May 2000. The warrants can be converted at prices ranging from $1.50 to $2.50 per share and expire three years from any registration with the Securities and Exchange Commission of the Company's common stock.

Licensing Agreement - The Company entered into a licensing agreement in May 2000 for the use of the trade name and association with an internationally distributed magazine, and advertising. The term of the agreement is for 26 months and requires a $150,000 base fee and five percent of future sales from the licensed products.

Pure Steel Custom Cycles, Inc.
Balance Sheets
December 31, 2000 and 1999
(Unaudited)

                                                                                       2000                  1999
                                                                                       -----                 ----
Assets
Current assets
Cash                                                                                  (9,819)               8,737
Accounts receivable - trade                                                          (52,717)             102,882
Inventory                                                                            436,206            1,036,932
Other current assets                                                                   2,000                    -
                                                                                     --------             -------
Total current assets                                                                  375,670             998,921
                                                                                     --------             -------
Property and equipment, net                                                           209,591              64,672
Other Assets                                                                         (156,656)             58,041
                                                                                     --------             -------
                                                                                      428,606           1,216,702
                                                                                     ========            ========

Liabilities and Stockholders' Equity

Current liabilities                                                                  422,239             165,496
Long Term Liabilities                                                                354,965             302,336
                                                                                     -------            --------
                                                                                     777,204             467,832
                                                                                    --------            --------
Stockholders' equity
Preferred Stock: Class A
Authorized 300,000 shares
Issued and outstanding 35,000 shares                                                       -                  -
Common stock; no par value
Authorized 10,000,000 shares
Issued and outstanding 5,770,500 and 5,300,000 shares, respectively                        -                  -
Additional paid in capital                                                            78,978            823,198
Retained earnings (deficit)                                                         (427,577)           (74,328)
                                                                                     -------            -------
                                                                                    (348,598)           748,870
                                                                                      -------           -------
                                                                                     428,606          1,216,702
                                                                                    ========           ========

The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc
Statements of Operations
Nine Months Ended December 31, 2000 and 1999
<Unaudited)

                                                                2000              1999
                                                           ------------       -----------
Sales                                                          40,584            62,744
Cost of goods sold                                             27,787            46,501
                                                            ---------         ---------
Gross profit                                                   12,797            16,243
                                                            ---------         ---------

Other Income/Expense                                           (2,186)           (1,316)
                                                            ---------         ---------

Selling, general and administrative                            92,180            53,419
Interest                                                          228             1,537
Depreciation                                                        -                 -
                                                           ----------           -------
                                                               92,408            54,956
                                                            ----------          -------

Income before provision for income taxes                      (81,797)          (40,029)
                                                            ---------          --------

Provision for income taxes                                          -                 -
                                                            ---------         ---------
Net income                                                    (81,797)          (40,029)
                                                            =========         =========

The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Statements of Cash Flows
Nine Months Ended December 31, 2000 and 1999

                                                          2000                  1999
                                                       ----------            ----------
Cash Flows From Operating Activities
Cash received from customers                             40,584                 62,744
Cash paid for operating goods and services              (27,788)               (46,501)
Cash paid to employees                                  (16,869)                (6,926)
Interest paid                                              (228)                (1,537)
Taxes paid                                                  (22)                (2,625)
                                                      -----------            ----------
Net cash provided (used) by operating activities         (4,313)                 5,155
                                                       ----------            ----------

Cash Flows From Investing Activities
Property and equipment purchases                        (13,420)               (64,672)
                                                       ----------            ---------

Cash Flows From Financing Activities
Issuance of preferred stock                                   -                      -
Advances from stockholders                                    -                      -
Repayment of stockholder loan                                 -                      -
Capital contributed by stockholders                           -                      -
Proceeds from note payable                                  500                 74,876
Repayment of notes payable                                    -                (24,450)
                                                         -------              --------
Net cash provided by financing activities                   500                 50,426
                                                          -------             --------

Net increase (decrease) in cash and cash equivalents    (17,233)                (9,091)

Cash and cash equivalents, beginning of period            8,737                 17,828

Cash and cash equivalents, end of period                 (8,496)                 8,737
                                                     ==========             ==========

(Continued)



The accompanying notes are an integral part of these financial statements.

Pure Steel Custom Cycles, Inc.

Notes to Financial Statements
December 31, 2000 and 1999


The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended March 31, 2000.

Basic loss per share was computed using the weighted average number of common shares outstanding.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.  Indemnification of Officers and Directors.

The bylaws of Pure Steel provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Arizona law for any transaction from which the director derived an improper personal benefit. Registrant's bylaws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the bylaws also provides that the Registrant shall indemnify to the full extent permitted under Delaware law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING PURE STEEL FOR
LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering that will be paid by Pure Steel are estimated to be substantially as follows:

                                                               Amount
                                                              Payable
Item                                                   By Pure Steel
S.E.C. Registration Fees                                      $  278.00
Printing and Engraving Fees                                   $2,500.00
Legal Fees and expenses                                      $18,000.00
Accounting Fees and Expenses                                 $10,000.00
Transfer Agent's Fees                                         $1,500.00
Miscellaneous                                                 $2,500.00

Total                                                        $34,778.00

Item 26.   Recent Sales of Unregistered Securities.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3.1)             Articles of Incorporation
(3.2)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Product License Agreement between Pure Steel and
                    General Media Communications, Inc. dated May 31,
                    2000
(10.1)            Advertising and Promotion Agreement between Pure
                    Steel, AZPB Limited Partnership and AZPB REM
                    Limited Partnership dated June 13, 2000
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Sapp & Sapp, P.C.
                     Certified Public Accountants
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Delivery of Certificates. The undersigned registrant undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Pure Steel's articles of incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on the 21th day of March, 2001.

                                       Pure Steel Custom Cycles, Inc.


                                        /s/ Glenford Griffin
                                        ------------------------------
                                        By Glenford Griffin
                                           President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                               Capacity             Date

/s/Glenford Griffin            Chief Executive Officer    March 21, 2001
-----------------------        Chief Financial Officer,
Glenford Griffin                Controller, Director


/s/Oscar Coca                  Vice President/Director    March 21, 2001
-----------------------
Oscar Coca

/s/Daniel Elzy                        Director            March 21, 2001

